EXHIBIT 10.2

AGREEMENT

THIS AGREEMENT (the "Agreement") is effective as of August 31, 2012 (the “Effective Date”)

B E T W E E N:

DVARAKA MARKETING, LLC, a limited liability company formed under the laws of the State of California, with a principal place of business at 8605 Santa Monica Blvd., Suite 57149, Los Angeles CA 90069 ( “Dvaraka”)

- and -

AMISH SHAH, and individual with an address at 8605 Santa Monica Blvd., Suite 57149, Los Angeles CA  90069 (“Shah”)

- and -

BITZIO, INC., a corporation incorporated under the laws of the State of Nevada, with a principal place of business at 548 Market Street, Suite 18224, San Francisco, California 94104 ( “Bitzio”),

each a “Party” and collectively, the “Parties”.

WHEREAS Dvaraka and Bitzio have entered into a consulting agreement dated December 1, 2011 (the “Consulting Agreement”) pursuant to which Dvaraka provides the services of Shah;

AND WHEREAS Shah and Bitzio have entered into a stock option agreement dated September 30, 2011 (the “Option Agreement”) in connection with the acquisition of Digispace, pursuant to which Shah was granted an option to purchase 500,000 shares of common stock of Bitzio (the “Options”);

AND WHEREAS pursuant to agreements dated August 3, 2011, September 1, 2011, September 30, 2011, and December 19, 2011, Bitzio (through a wholly owned subsidiary) agreed to purchase all of the shares of Digispace Solutions LLC from Shah and his former partner, Jose Rivera (collectively, the “Digispace Agreement”;

THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE ONE - ACQUISITION OF THE ASSETS OF DIGISPACE SOLUTIONS LLC FROM BITZIO

1.1
Subject to the terms and conditions set out in a definitive Asset Purchase Agreement and in consideration of the terms and conditions of this Agreement, Bitzio agrees to sell to Shah and Shah agrees to acquire from Bitzio the assets and liabilities associated with Digispace Solutions LLC (“Digispace”) as set forth in the Asset Purchase Agreement set out in Schedule A attached hereto (the “Digispace Purchase Agreement”).

1.2	The acquisition of Digispace shall be on an “As Is” basis and not affect any monies paid by Bitzio (directly or indirectly) to Digispace or Shah, investments made therein or debts incurred thereby.

1.3
The Parties agree to waive any legal action they may have in connection with representations as to the liabilities of the company under the Digispace Agreement, as further set forth in the Settlement Agreement, attached hereto as Exhibit B (the “Settlement Agreement”).

1.4
As part of the acquisition of Digispace as set out in 1.1 above, Bitzio shall include, inter alia, the assets know as “The App Code” info product (“TAC”) and “Everyone Apps”. These assets shall be transferred to Shah (or as he directs) solely on an “As Is” basis with no representations or warranties of any nature. TAC includes any trademarks web information and other related materials, as set forth in the purchase agreement attached hereto as Exhibit C (the “TAC Purchase Agreement”).

1.5	Any non-‐Digispace expenses that Bitzio is currently charging to Digispace accounts will be transitioned to Bitzio prior to completion of the acquisition of Digispace.

1.6
Any costs or commissions related to Digispace or sales of TAC incurred prior to the acquisition, shall remain the responsibility of Bitzio, including, without limitation, $44,051 owed to joint venture affiliates for past TAC commissions (the “JV’s”), to be paid within forty-‐five (45) days of closing. Payment to the JV’s will be facilitated by arranging to have Studio 23, Inc. DBA: “App Empire” pay $44,051 of the accounts payable due to Bitzio for September 2012 and October 2012 (the “Chad Funds”) to the trust account of Dana Robinson, with funds being paid by Robinson to the JV’s in the amounts set out in Exhibit D attached hereto. Should the Chad Funds not be sufficient to cover the sums due to JV’s by October 31, 2012, Shah shall provide written notice of the amount of the shortfall and Bitzio shall pay such amounts to Robinson within fifteen (15) days of receipt of the notice. In the event that Bitzio fails to make such payment (if necessary) Bitzio will agree to unlock Shah’s shares such that he may liquidate a sufficient amount of stock to repay the JV’s himself, and then seek reimbursement from Bitzio for any sums so paid. All sales of Bitzio stock shall be made in an orderly manner and shall be subject to all applicable regulations. Dvaraka is not responsible for accounting fees incurred as of the date of August 22, 2011.

1.7	Shah’s merchant account contains a sum held in reserve which Shah will retain as the funds are released.

1.8	Shah will take responsibility for hosting, at Shah’s expense, the seminar for Master Mind group members that was to be hosted by Bitzio.

1.8
Shah shall be granted a perpetual, non-‐resellable, non-‐transferable, non-‐sublicensable, royalty-‐ free license to use Bitzio’s Apwall and Adwall, which license is provided on an AS IS basis with not warranties or indemnities related thereto.

1.9
Bitzio will cooperate with Shah in the transfer of the Digispace assets, and the assets of TAC and EA, including, for a period of forty-‐five (45) days from Closing, making commercially reasonable efforts to provide prompt responses and support to Shah in the transition and transfer of websites, data, databases, software, agreements, and relationships, at no cost to Shah or Dvaraka. Bitzio will close the Digispace bank account within a reasonable time after Closing (but no more than 30 days after Closing), and ensure that any auto-‐payments that are assumed by Dvaraka are transitioned, and any auto-‐payments that are not assumed by Dvaraka are paid in full and terminated.

ARTICLE TWO - TERMINATION OF CONSULTING AGREEMENT

2.1
Shah shall be granted a perpetual, non-‐resellable, non-‐transferable, non-‐sublicensable, royalty-‐ free license to use Bitzio’s Apwall and Adwall, which license is provided on an AS IS basis with not warranties or indemnities related thereto.

2.2
The Consulting Agreement is terminated without cause, as of the Effective Date. Notwithstanding anything to the contrary in the Consulting Agreement, the Digispace Agreement or in any other agreement or understanding between the Parties or any affiliate thereof, the Parties agree that no cash, shares or option amounts, including penalty payments due or accruing, are owed or owing thereunder, no notice or pay in lieu of notice shall be made and that no fees, penalties or other amounts are due or payable as a result of such termination.

2.3
Shah shall resign as an officer and director of Bitzio as of the Effective Date. All communications (whether in writing or verbal) regardless of medium or forum, shall state the reason for the resignation was “to allow Shah to pursue other interests”. Shah will be entitled to access to his amish@bitzio.com email address for sixty (60) days after the Effective Date, and for sixty (60) days thereafter an autoresponder will be placed on his amish@bitzio.com email directing recipients to contact Shah at a new e-‐mail address. Shah will be permitted to use this account for receiving e-‐mail only and will not respond from this account or send any mail out from it.

2.4	Shah shall not have any non-‐compete or restrictions related to the Consulting Agreement.

ARTICLE THREE - TERMINATION OF OPTION AGREEMENT

3.1	The Option Agreement and all Options thereunder are terminated as of the Effective Date.

3.2
Each Party hereby releases and forever discharges the other Party, and its officers, directors, employees, shareholders and agents (collectively the “Releasees”) from any and all actions, causes of action, claims, complaints and demands whatsoever arising from the Option Agreement, this Agreement or the termination of the Option Agreement.

3.3
The Parties each further agrees not to make any claim or commence any proceedings against any other individual, partnership, association, trust, unincorporated organization or corporation with respect to any matters which may have arisen between the Parties in connection with the termination of the Option Agreement, this Agreement or the termination of the Options.

ARTICLE FOUR - LOCK-UP OF SHARES

4.1
Shah agrees to lock up all common stock of Bitzio owned, held or controlled in any way, either directly  or  indirectly  by  Shah,  Dvaraka  or  any  affiliate  of  Shah  or  Dvaraka  (the  “Shares”) pursuant to the following terms:

4.1.1	no Shares may be sold or transferred in any way prior to January 1, 2012;

4.1.2
During the period from January 1, 2012 to June 30, 2013, no more than 250,000 Shares (in the aggregate) may be sold or transferred, provided that all such sales or transfers shall be pursuant to a 10B-‐5 filing and shall not exceed one percent (1%) of the daily sales volume of Bitzio shares on any day, and in the event that 250,000 shares have not been sold by June 30, 2013, Shah may continue selling shares until he has sold an aggregate 250,000 shares at no more than one percent (1%) of the daily sales volume of Bitzio shares on any day;

4.1.3
During the period from July 1, 2013 to June 30, 2014, Shares sold shall be subject to the SEC Rule 144 provisions, as if Shah is an officer or director of Bitzio (regardless as to his actual status during that period);

4.1.4
All directors  and officers of Bitzio are subject to statutory  lockups/restrictions  on their ability to sell Bitzio stock.   Notwithstanding  the provisions set out in clauses 4.1.1 - 4.1.4 above, if Bitzio puts in place a formal lock-‐up program for its directors and officers which offers greater liquidity, or additional benefits or more favourable terms  than  as set out herein,  Shah  shall  be permitted  to participate  on the same terms.

4.1.1
Subject to the prior written approval of Bitzio, Shah may enter into a private agreement to sell the Shares, provided such agreement does not adversely affect Bitzio or any funding or other agreements that it may have or be planning.

ARTICLE FIVE - INTERPRETATION AND ENFORCEMENT

5.1	Sections and Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion of this Agreement. References in this Agreement to “$” or “dollars” refer to United States dollars. References in this Agreement to Articles and Sections refer to articles and sections of this Agreement, unless expressly stated otherwise.

5.2	Number and Gender

In this Agreement, words importing the singular number only shall include the plural and vice versa, and words importing the masculine gender  shall  include the feminine and neuter genders and vice versa, and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

5.3	Entire Agreement

This Agreement, and the Exhibits hereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and replaces and supersedes any prior understandings and agreements between them with respect thereto. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express or implied, between the Parties with respect to the subject matter hereof, other than as expressly set forth in this Agreement.

5.4	Amendments and Waivers

No amendment to this Agreement shall be valid or binding, unless set forth in writing and duly executed by all Parties. No waiver of any breach of any term or provision of this Agreement will be effective or binding, unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived. Any handwritten changes made to this Agreement (with the exception of the Effective Date when the Effective Date is handwritten onto the Agreement) must be initialled by all Parties in order to be binding on the Parties.

5.5	Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof, and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

5.6	Notices

Any demand, notice or other communication to be given in connection with this Agreement will be given in writing and may be given by personal delivery, by electronic delivery (with proof of successful transmission) or by registered or certified mail, return receipt requested, addressed to the recipient as follows:

To the Dvaraka and Shah:	8605 Santa Monica Blvd. Suite 57149 Los Angeles California, 90069

To Bitzio:	Bitzio, Inc. 548 Market Street, Suite 18224 San Francisco, California 94104

or such other address or individual as may be designated by notice by either party to the other.

Any communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof; or if made or given by electronic delivery, on the business day following receipt thereof; or if made or given by registered or certified mail, on the 7th day, other than a Saturday, Sunday or Statutory holiday in California, following the deposit thereof in the mail.

If the party giving any communication  knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, then such communication will not be mailed but will be given by facsimile or personal delivery.

5.7	Governing Law

This Agreement will be deemed to have been entered into, and will be governed by, and interpreted and construed in accordance with the laws of the State of California.

5.8	Court Jurisdiction

For  the  purpose  of  all  legal  proceedings  this  Agreement  shall  be  deemed  to  have  been performed in the State of California.   The Corporation and the Consultant each hereby attorns to the exclusive jurisdiction of the courts of the State of California and all courts competent to hear appeals therefrom.

5.9	Counterparts

This Agreement may be executed in two or more identical counterparts, facsimile counterparts or electronic counterparts, each of which when executed by a party shall be deemed to be an original and such counterparts shall together constitute one and the same Agreement.

5.10	Copy of Agreement

The Consultant acknowledges receipt of a copy of this Agreement duly signed by the Consultant and the Corporation.

Signature page follows

IN WITNESS WHEREOF the parties have executed this Agreement as of the Effective Date.

By:
AMISH SHAH

DVARAKA MARKETING, LLC, a limited liability company formed under the laws of California

By:
AMISH SHAH, CEO
I am authorized to bind DVARAKA MARKETING, LLC.

BITZIO, INC., a corporation incorporated under the laws of Nevada

By:
William Schonbrun, CEO
I am authorized to bind Bitzio, Inc.

Schedule A
Digispace Purchase Agreement

Schedule B
Settlement Agreement

Schedule C
TAC Purchase Agreement

Exhibit D
List of JVs to be Paid from the Chad Funds